RS Investment Trust
N-SAR Filing dated 12/31/2002
Item 77Q3

Section (a)(i): The registrant's principal executive officer and principal financial officer have concluded, based on their evaluation of the effectiveness of the design and operation of the registrant's disclosure controls and procedures as of a date within 90 days of the filing date of this report on Form N-SAR, that the design and operation of such controls and procedures are effective to provide reasonable assurance that information required to be disclosed by the registrant in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported, within the time periods specified in the Commission's rules and forms.

Section (a)(ii): There have been no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

Section (a)(iii): Certifications of the Chief Financial Officer and Principal Executive Officer of RS Investment Trust are attached.